EXHIBIT 99.2
Abercrombie & Fitch
December 2006 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended December 30, 2006.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended December 30th, 2006, were $603.6 million compared with $525.9 million last year, an increase of 15%. Comparable store sales for the five-week period decreased 1% compared with the five-week period ended December 31, 2005. Total Company direct-to-consumer net sales increased 61% to $38.1 million for the five-week period ended December 30, 2006.
Year-to-date sales were $3.066 billion versus $2.600 billion last year, an increase of 18%. Comparable store sales increased 2% for the year-to- date period. Year-to-date, total Company direct-to-consumer net sales increased 40% to $155.8 million.
By brand, Abercrombie & Fitch comparable store sales decreased 6%, with men’s and women’s comps declining by a similar percentage. Transactions per store decreased 5%; average transaction value increased 2%.
In the kids business, abercrombie, comparable store sales increased 6%. Boys comps increased by a high single digit while girls comps increased by a mid single digit. Transactions per store increased 6%; average transaction value increased 2%.
Hollister comparable store sales increased 3%. Dudes comps decreased by a low single digit and Bettys comps increased by a mid single digit. Transactions per store increased 2%; average transaction value increased 2%.
RUEHL comparable store sales increased 3%. Men’s comps declined by a low single digit and women’s increased by a mid single digit. Transactions per store increased 38%; average transaction value declined 26%.
From a merchandise classification standpoint across all brands, stronger performing masculine categories included woven tops, underwear and fragrance, while jeans and pants posted negative comps. In the feminine businesses, again on a total Company basis, fleece, knit tops and woven tops performed very well with jeans and sweaters posting negative comps.
By region, comps were strongest in the Northeast and weakest in the West.
We will announce January sales on Thursday, February 8, 2007.
Thank You.

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